Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc.	Investor Relations Contact:
1300 Nicollet Mall, Suite 5300	ICR
Minneapolis, MN 55403	Kathleen Heaney
www.bucainc.com	(203) 803-3585

BUCA, Inc. Announces First Quarter 2007

Comparable Restaurant Sales Increased 0.2%

Minneapolis, Minnesota, April 10, 2007. BUCA, Inc. (NASDAQ: BUCA) today announced that Buca di Beppo comparable restaurant sales increased 0.2% for the first quarter of fiscal 2007 as compared to the same period last year. The increase reflects the tenth consecutive quarter of positive comparable restaurant sales for the Buca di Beppo restaurants.

About the Company:

BUCA, Inc. owns and operates 92 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia.

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